UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2015

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CRYOLIFE, INC.

(Exact name of registrant as specified in its charter)
_________________________

Florida	1-13165	59-2417093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1655 Roberts Boulevard, N.W., Kennesaw, Georgia  30144
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (770) 419-3355

_____________________________________________________________

(Former name or former address, if changed since last report)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On December 22, 2015, CryoLife, Inc.,  or the Company, entered into an agreement to acquire On-X Life Technologies Holdings, Inc., or On-X, a Delaware corporation, pursuant to an Agreement and Plan of Merger, or Merger Agreement, by and among On-X, CryoLife, Cast Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of CryoLife, or Merger Sub, and Fortis Advisors LLC, solely in its capacity as the representative of the stockholders, option holders and each of the security holders that become a party thereto via the execution of a joinder to the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub will be merged with and into On-X, with On-X being the surviving corporation of the merger and a wholly-owned subsidiary of CryoLife. CryoLife’s board of directors and On-X’s board of directors have each unanimously approved the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement.

Under the terms of the Merger Agreement, CryoLife will pay an aggregate of $130.0 million in merger consideration, consisting of approximately $91.0 million in cash and approximately $39.0 million in shares of CryoLife’s common stock, represented by approximately 3,703,704 shares of CryoLife’s common stock.  The cash portion of the merger consideration shall consist of a cash amount to be paid to the common stockholders of On-X,  a  cash amount to be paid to the preferred stockholders of On-X,  a  cash amount to be paid to the holders of outstanding options of On-X that have an exercise price per share less than the per share consideration payable in the merger to holders of On-X common stock, and a cash amount to be paid to certain key employees under a transaction bonus pool previously adopted by On-X’s board of directors for payment to such key employees in the event of an acquisition of On-X.  Options to purchase On-X’s common stock that are outstanding and unexercised, whether or not vested, will not be assumed by CryoLife or the surviving corporation of the merger. The vesting of each such option that is not an underwater option will be accelerated in full effective as of immediately prior to the Effective Time of the Merger, and will be canceled as of the Effective Time and converted automatically into the right to receive, in exchange for the cancellation of such option, an amount of cash as calculated in accordance with the Merger Agreement. A portion of the merger consideration will also be used to pay off On-X’s outstanding indebtedness and certain transaction costs of On-X and its securityholders in connection with the merger.

The equity portion of the merger consideration shall be issued pursuant to a private placement under Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, and only to those On-X preferred stockholders who are “accredited investors” as defined under Rule 501(a) thereof. The value of the shares of CryoLife’s common stock to be issued as equity merger consideration is calculated based on a 30-day volume-weighted average trading price of CryoLife’s common stock for 30 consecutive trading days immediately preceding the December 22, 2015 signing date of the Merger Agreement. Upon closing the merger, CryoLife will enter into a Registration Rights Agreement with the persons and entities receiving CryoLife common stock consideration in the deal, pursuant to which CryoLife will, subject to certain terms and conditions, file a Registration Statement on Form S-3 (the “Form S-3”), registering the resale of CryoLife common stock to be issued as merger consideration.

The aggregate merger consideration payable in the transaction is subject to certain adjustments, including amounts based on On-X’s net working capital, unpaid transaction costs and its cash amount on hand and indebtedness as of the Effective Time of the Merger, with an audit of these calculations occurring after the closing pursuant to the Merger Agreement.

Pursuant to the Merger Agreement, $10.0 million will be held back at the closing of the merger as partial security for the indemnification obligations of the CryoLife security holders and other recipients of merger consideration,  and $0.5 million will be held in a separate escrow account as security for the post-closing merger consideration adjustments described in the preceding paragraph.  The funds remaining in the indemnification escrow account will be released after one year from the date of closing of the merger, less the aggregate amount of any pending and unresolved claims as of such date.

The Merger Agreement contains customary representations, warranties and covenants for both On-X and CryoLife.  On-X’s stockholders, optionholders and recipients of funds from the transaction bonus pool agreed to indemnify CryoLife and its affiliates for certain matters, including breaches of representations, warranties and covenants included in the Merger Agreement, up to the $10.0 million escrow fund, subject to certain exceptions pursuant to which CryoLife and its affiliates may recover indemnified losses from recipients of merger consideration in amounts in excess of the escrow fund.

The closing of the merger is subject to customary closing conditions for transactions of this type, including, among other things, receipt of certain contractual consents, termination of certain agreements, entry into the Registration Rights Agreement described above,  and the accuracy of the representations and warranties and compliance with the covenants set forth in the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Merger Agreement has been attached to this Current Report on Form 8-K to provide investors with information regarding its terms. The Merger Agreement is not intended to provide any other factual information about CryoLife,  On-X or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by such contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among such parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to such contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Ligand’s public disclosures.

Commitment Letter

In connection with the Merger Agreement, the Company entered into a debt commitment letter, or the Commitment Letter, dated as of December 22, 2015, with Capital One, National Association (“CONA”); Healthcare Financial Solutions, LLC (“HFS”); Fifth Third Bank (“Fifth Third”); and Citizens Bank, National Association (“Citizens” and together with HFS and Fifth Third, collectively, the “Commitment Parties”), pursuant to which, among other things, the Commitment Parties have committed to provide the Company with a senior secured credit facility in an aggregate principal amount of $95,000,000 (the “Credit Facility”) to finance, in part, the acquisition of On-X (collectively, the “Financing”).  The Company and each of its existing and subsequently acquired or formed domestic subsidiaries (subject to certain exceptions and exclusions) will guarantee the obligations under the Credit Facility (the “Guarantors”). The Credit Facility will be secured by a security interest in substantially all existing and after-acquired real and personal property (subject to certain exceptions and exclusions) of the Company and the Guarantors. The Financing, together with the Company’s cash on hand, will be sufficient to finance the aggregate cash consideration to On-X’s security holders and other recipients of merger consideration and associated fees and expenses and to refinance certain existing Company and On-X debt.  Pursuant to the Merger Agreement, On-X has agreed to use reasonable best efforts to provide cooperation to the Company in connection with the Financing.  The Commitment Parties’ commitment to provide the Financing is subject to certain conditions, including the consideration paid by the Company and its subsidiaries for On-X consisting of cash and common stock of the Company with an aggregate value of no less than $55,000,000; absence of any order, injunction or decree of any governmental authority restraining or prohibiting the funding under the Credit Facility; consummation of the Merger in accordance with the Merger Agreement; the negotiation and execution of definitive documentation consistent with the Commitment Letter; delivery of certain unaudited and pro forma financial statements; subject to certain limitations, the absence of a material adverse effect on On-X; the accuracy of specified representations and warranties of On-X in the Merger Agreement and specified representations and warranties of the Company to be set forth in the definitive loan documents; and other customary closing conditions. The Financing would replace the Company’s existing credit facility.

The foregoing description of the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Commitment Letter, a copy of which is being filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above with respect to the issuance of shares of the Company’s common stock as part of the Merger consideration is incorporated into this Item 3.02 by reference. The shares of common stock have not been registered under the Securities Act or any state securities laws. The shares will be issued pursuant to a private placement under Rule 506 of Regulation D promulgated under the Securities Act, and only to those On-X preferred stockholders who are “accredited investors” as defined under Rule 501(a) thereof.

As described in Item 1.01 above, which is incorporated by reference into this item 3.02, the Company has agreed to file the Form S-3 for the registration and resale of the shares of common stock, subject to certain conditions set forth in the Merger Agreement and the Registration Rights Agreement. The shares of common stock may not be offered or sold in the United States absent registration or exemption from registration under the Securities Act and any applicable state securities laws. Neither this Current Report on Form 8-K nor any of the exhibits attached hereto is an offer to sell or the solicitation of an offer to buy shares of common stock or other securities of the Company.

Item 7.01. Regulation FD Disclosure.

On December 22, 2015, the Company issued a press release announcing the execution of the Merger Agreement, a copy of which is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

The information in Item 7.01 of this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and it shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date hereof, except as expressly set forth by specific reference in such filing to this Item 7.01 of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
2.1* 10.1

Agreement and Plan of Merger, dated as of December 22, 2015, by and among CryoLife, Inc., On-X Life Technologies Holdings, Inc., Cast Acquisition Corporation, Fortis Advisors LLC and each of the security holders who becomes a party thereto

Commitment Letter by and among CryoLife, Inc.; Capital One, National Association; Healthcare Financial Solutions, LLC; Fifth Third Bank; and Citizens Bank, National Association, dated as of December 22, 2015

99.1**	Press Release of CryoLife, Inc., dated December 22, 2015

* The schedules and exhibits to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. CryoLife will furnish copies of any such schedules and exhibits to the Securities and Exchange Commission upon request.

** Furnished herewith, not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CryoLife, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOLIFE, INC.

Date: December 22, 2015	By:	/s/ D. Ashley Lee
	Name:	D. Ashley Lee
	Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer